Exhibit 99.1

Getty Images issues statement on ruling in Stability AI UK litigation

November 04, 2025

NEW YORK, Nov. 04, 2025 (GLOBE NEWSWIRE) -- Getty Images (NYSE: GETY), a preeminent global visual content creator and marketplace, today issued the following statement on the ruling of its litigation against Stability AI in the UK:

Today’s ruling confirms that Stable Diffusion’s inclusion of Getty Images’ trademarks in AI-generated outputs infringed those trademarks. Crucially, the Court rejected Stability AI’s attempt to hold the user responsible for that infringement, confirming that responsibility for the presence of such trademarks lies with the model provider, who has control over the images used to train the model. This is a significant win for intellectual property owners.

The ruling delivered another key finding; that, wherever the training and development did take place, Getty Images' copyright-protected works were used to train Stable Diffusion. The ruling also established a powerful precedent that intangible articles, such as AI models, are subject to copyright infringement claims in the same way as tangible articles. We will be taking forward findings of fact from the UK ruling in our US case.

Beyond the specifics of the decision, we remain deeply concerned that even well-resourced companies such as Getty Images face significant challenges in protecting their creative works given the lack of transparency requirements. We invested millions of pounds to reach this point with only one provider that we need to continue to pursue in another venue. We urge governments, including the UK, to establish stronger transparency rules which are essential to prevent costly legal battles and to allow creators to protect their rights.

About Getty Images

Getty Images (NYSE: GETY) is a preeminent global visual content creator and marketplace that offers a full range of content solutions to meet the needs of any customer around the globe, no matter their size. Through its Getty Images, iStock and Unsplash brands, websites and APIs, Getty Images serves customers in almost every country in the world and is the first-place people turn to discover, purchase and share powerful visual content from the world’s best photographers and videographers. Getty Images works with almost 600,000 content creators and more than 355 content partners to deliver this powerful and comprehensive content. Each year Getty Images covers more than 160,000 news, sport and entertainment events providing depth and breadth of coverage that is unmatched. Getty Images maintains one of the largest and best privately-owned photographic archives in the world with millions of images dating back to the beginning of photography.

Through its best-in-class creative library and Custom Content solutions, Getty Images helps customers elevate their creativity and entire end-to-end creative process to find the right visual for any need. With the adoption and distribution of generative AI technologies and tools trained on permissioned content that include indemnification and perpetual, worldwide usage rights, Getty Images and iStock customers can use text to image generation to ideate and create commercially safe compelling visuals, further expanding Getty Images capabilities to deliver exactly what customers are looking for.

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Media Contact Getty Images:

Julia Holmes
Julia.Holmes@gettyimages.com